Exhibit 99.1

MEDNAX Earns $1.32 Per Share for 2012 Fourth Quarter

2012 Net Income Increases by over 10%

Expects First Quarter 2013 EPS of $1.05 to $1.10

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--January 31, 2013--MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of $1.32 per share for the three months ended December 31, 2012.

For the 2012 fourth quarter compared to the prior year period, MEDNAX reported:

  Revenue growth of 16.4 percent to $471.3 million;
  Net income growth of over 13 percent to $66.1 million; and
  Cash flow from operations growth of approximately 18 percent to $106 million.

For the 2012 full year compared to the prior year period, MEDNAX reported:

  Revenue growth of 14.4 percent to $1.82 billion;
  Net income growth of over 10 percent to $240.9 million; and
  Cash flow from operations growth of approximately 20 percent to $326 million.

During 2012, a total of 16 physician group practices have become part of MEDNAX, with eight physician group practices becoming part of American Anesthesiology and eight group practices becoming part of Pediatrix Medical Group.

“Our solid 2012 fourth quarter and full year results reflect our unique, proven, and time-tested growth model of attracting, acquiring and integrating physician group practices,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “We are very encouraged by the strategic roadmap that we have planned out for 2013, which reflects the size, depth and breadth of our full and robust pipeline. This acquisition pipeline is a result of the core competencies and operational strengths that bring practices to our national group practice model, along with the uncertainties related to the ever-changing healthcare and regulatory environment.”

For the three months ended December 31, 2012, MEDNAX’s net patient service revenue increased by 16.4 percent, to $471.3 million, from $404.9 million for the comparable prior-year period.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 13.3 percent, while overall same-unit revenue grew by 3.1 percent when compared to the 2011 fourth quarter.

Same-unit growth attributable to patient volume grew by 2.2 percent for the 2012 fourth quarter when compared to the prior-year period, driven by growth in our hospital-based neonatal and other pediatric physician services, primarily newborn nursery services, as well as anesthesia services and maternal-fetal medicine services, partially offset by a decline in our office-based pediatric cardiology services. For the 2012 fourth quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 3.0 percent when compared to the prior-year period.

Same-unit growth from net reimbursement-related factors was 0.9 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes and the flow through of revenue from modest price increases, partially offset by a shift in payor mix to government payors from commercial payors, year-over-year.

The percentage of services reimbursed under government programs shifted by approximately 140 basis points toward a higher percentage of services reimbursed under government programs for the 2012 fourth quarter when compared with the prior-year period. On a sequential basis, same-unit payor mix shifted by approximately 20 basis points toward a higher percentage of services reimbursed under government-sponsored programs.

For the 2012 fourth quarter, operating income was $103.0 million, up 12.6 percent from $91.5 million for the prior-year period. Operating margin decreased to 21.9 percent for the 2012 fourth quarter, from 22.6 percent for the prior-year period, primarily as a result of variability in margins due to the mix of practices acquired since October 2011 along with an increase in operating expenses during the 2012 fourth quarter as compared to the 2011 fourth quarter.

General and administrative expenses were 10.7 percent of revenue for the 2012 fourth quarter, up slightly as compared to the prior-year period.

MEDNAX generated net income of $66.1 million for the 2012 fourth quarter, or $1.32 per share based on a weighted average 50.1 million shares outstanding. This compares with net income of $58.4 million, or $1.19 per share for the 2011 fourth quarter, based on a weighted average 49.1 million shares outstanding.

For the full year ended December 31, 2012, MEDNAX generated revenue of $1.82 billion, up 14.4 percent from $1.59 billion for the prior-year period. Operating income for the full year 2012 grew by 9.6 percent to $389.5 million, up from $355.4 million for the prior-year period. MEDNAX earned net income of $240.9 million, or $4.85 per share for the full year ended December 31, 2012, based on a weighted average 49.7 million shares outstanding, which compares to net income of $218.0 million, or $4.47 per share based on a weighted average 48.8 million shares outstanding for the prior year.

At December 31, 2012, MEDNAX had cash and cash equivalents of $21.3 million and net accounts receivable were $248.1 million. The Company had $144.0 million outstanding on its $800 million revolving credit facility at December 31, 2012.

For the full year ended December 31, 2012, MEDNAX generated cash flow from operations of $325.7 million, including cash flow from operations of $106.0 million for the 2012 fourth quarter.

MEDNAX also used $451.2 million of its cash during 2012 to acquire 16 group practices and to make contingent purchase price payments for previously completed acquisitions, of which $244.0 million was used during the 2012 fourth quarter. The six group practices acquired during the fourth quarter include three anesthesiology, one pediatric hospitalist, one maternal-fetal medicine, and one pediatric surgery group.

2013 First Quarter Outlook

For the 2013 first quarter, MEDNAX expects earnings will be in a range of $1.05 to $1.10 per share. This outlook assumes that total same-unit revenue growth for the three months ended March 31, 2013 will grow by 1.0 percent to 3.0 percent from the prior-year period. This same-unit growth forecast is expected to be divided evenly between patient volume, assuming growth across all MEDNAX physician specialties and net reimbursement growth, including improvements from commercial payor contracts, offset by variability in the mix of our services reimbursed under government payor programs. As a reminder, we have experienced increases in the percentage of patient services being reimbursed under government payor programs in recent periods.

As a result of acquisitions completed in recent years, the Company has experienced variability in operating margins. Consistent with this trend, the Company expects the variability in its operating margins to continue as a result of the mix and timing of acquisitions. This impact is included in the financial outlook for the first quarter of 2013 and is expected to continue to have an impact throughout 2013.

MEDNAX expects to invest approximately $400 million to complete practice acquisitions across all MEDNAX physician specialties throughout all of 2013, the majority of which is expected to be invested in its American Anesthesiology division, and the remainder in its Pediatrix Medical Group division.

MEDNAX’s results from operations for the 2013 first quarter, when compared on a sequential basis to the 2012 fourth quarter, will be affected by annual seasonality. These factors include impacts on net patient service revenue during the first quarter, on a sequential basis, because there are fewer calendar days than in the fourth quarter, as well as a significant increase in expenses associated with Social Security payroll taxes that are higher at the beginning of every year, as compared to the fourth quarter of each year. These recurring items impact MEDNAX’s operating income, net income, and earnings per share for the first quarter of each year, relative to other quarters throughout the year. In addition, MEDNAX will incur an increase in interest expense associated with higher borrowings outstanding under its credit facility resulting primarily from the completion of acquisitions late in 2012.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.S.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.S.T. February 14, 2013 by dialing 800.475.6701, access Code 277532. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,475 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 2,000 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC. Consolidated Statements of Income (in thousands, except per share data) (Unaudited)

	Three Months Ended December 31,		12 Months Ended December 31,
	2012	2011	2012	2011

Net patient service revenue	$471,332	$404,898	$1,816,612	$1,588,248
Operating expenses:
Practice salaries and benefits	290,671	244,523	1,130,913	970,396
Practice supplies and other operating expenses	19,276	18,754	71,823	66,815
General and administrative expenses	50,271	42,846	193,540	170,356
Depreciation and amortization	8,091	7,266	30,816	25,292
Total operating expenses	368,309	313,389	1,427,092	1,232,859
Income from operations	103,023	91,509	389,520	355,389
Investment income	681	504	1,896	1,495
Interest expense	(1,219)	(684)	(3,245)	(3,639)
Income before income taxes	102,485	91,329	388,171	353,245
Income tax provision	36,382	32,970	147,264	135,248
Net income	$66,103	$58,359	$240,907	$217,997

Net income per common and common
equivalent share (diluted)	$1.32	$1.19	$4.85	$4.47
Weighted average shares used in
computing net income per common and
common equivalent share (diluted)	50,106	49,132	49,691	48,796

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	December 31, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$ 21,280	$ 18,596
Short-term investments	6,584	4,139
Accounts receivable, net	248,066	230,388
Other current assets	83,114	84,150
Goodwill, other assets, property and equipment	2,391,293	1,935,375
Total assets	$ 2,750,337	$ 2,272,648

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$ 255,661	$ 234,535
Total debt	144,334	29,470
Other liabilities	314,974	277,627
Total liabilities	714,969	541,632
Shareholders' equity	2,035,368	1,731,016
Total liabilities and shareholders' equity	$ 2,750,337	$ 2,272,648

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, x-5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com